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                                                      Exhibit No. 10
                                                      --------------

June 29, 1999

American Financial Group, Inc.
P.O. Box 4418
Cincinnati, OH 30302
Attention:  Karl J. Grafe, Esq.


RE: Settlement Agreement and Release between American Financial Group, Inc. and its parents, subsidiaries and affiliates (collectively, "AFG") and Peritus Software Services, Inc. and its parents, subsidiaries and affiliates ( collectively, "Peritus")


Dear Mr. Grafe:

This letter sets forth our agreement regarding the settlement and release of all obligations and disputes between us including, without limitation, those arising from or relating to the Lease Agreement dated November 7, 1997 between Peritus and Dixie Terminal Corporation, the provision of computer usage by Great American Insurance Company ("GAI") to Peritus, the disposition of certain furniture and equipment of American Premier Underwriters, Inc. ("APU") located in Dayton, Ohio by Peritus, certain legal costs incurred by Millennium Dynamics, Inc. and certain payments owed to Peritus that have been retained by GAI .


1.  Upon execution hereof, Peritus shall pay AFG $200,000.


2. Upon execution hereof and payment by AFG to Peritus of $3,000 and in reliance on the representations and warranties of AFG set forth below, Peritus shall instruct its transfer agent to issue and deliver 300,000 shares of its Common Stock (the "Shares"), $.01 par value per share, to AFG.


3. AFG represents and warrants to Peritus and acknowledges that: (i) it is an "accredited investor" as that term is defined under Regulation D promulgated under the Securities Act of 1933 (the "Act"); (ii) it is acquiring the Shares for investment and not with a view to distribution or resale except as permitted under the Act; and (iii) the Shares shall bear a restrictive legend substantially as follows: "The securities represented by this certificate have not been registered under the Act and may not be sold, assigned or transferred in the absence of an effective registration statement under the Act or an opinion of counsel satisfactory to the company that such registration is not in the circumstances required".


4. Peritus represents and warrants to AFG that the issuance and delivery of the Shares have been duly authorized by all requisite corporate action on the part of Peritus.


5. Subject to the condition set forth in paragraph 6 below, upon execution hereof and performance of the obligations in sections 1 and 2 above and in settlement of the obligations and disputes between the parties, each party hereto remises, releases and forever discharges each other party hereto and each and all of them and any and all of their parents, subsidiaries, affiliates, directors, officers, employees, agents and representatives and their successors and assigns, of and from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, amounts of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, omissions, damages, executions, obligations, liabilities, expenses, and costs of every kind or nature whatsoever, in law or in equity, known or unknown, suspected or unsuspected, foreseen or unforeseen,
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contingent or non-contingent, matured or unmatured, concealed or hidden, accrued or non-accrued, that each party ever had, now has, or may hereafter have against each other party hereto and each and all of them and any and all of their parents, subsidiaries, affiliates, directors, officers, employees, agents and representatives and their successors and assigns from the beginning of time to the date of this settlement agreement and release including, without limitation, all claims arising from or relating to the Lease Agreement dated November 7, 1997 between Peritus and Dixie Terminal Corporation, the provision of computer usage by GAI to Peritus, the disposition of certain furniture and equipment of APU located in Dayton, Ohio by Peritus, certain legal costs incurred by Millennium Dynamics, Inc. and certain payments owed to Peritus that have been retained by GAI.


6. If, within 90 days of the date hereof, a petition is filed by or against Peritus under chapter 7 or 11 of the United States Bankruptcy Code and this agreement is voided or set aside in whole or in part for any reason by the court adjudicating the matter or the trustee in bankruptcy, this agreement shall become null and void as if it had never taken effect.


7. This settlement agreement and release: (a) sets forth the entire agreement and understanding between the parties and supersedes all previous agreements between the parties with respect to the subject matter hereof, whether expressed or implied, written or oral; (b) may only be modified by a writing signed by an authorized representative of each party; (c) will be governed by and construed in accordance with the substantive laws of The Commonwealth of Massachusetts;
(d) shall be binding on the parties and their respective successors and assigns;
(e) has been duly authorized by all necessary corporate action by the parties and has been executed by a duly authorized representative of the parties; and
(f) shall be executed in duplicate originals.


                              Sincerely,

                              Peritus Software Services, Inc.

                              By:   /s/ John D. Giordano
                                    --------------------
                              Name: John D. Giordano
                              Title:   President

Agreed to and accepted by AFG:

American Financial Group, Inc.
By:  /s/ James C. Kennedy
     --------------------
Name:  James C. Kennedy
Title:  Vice President

Great American Insurance Company
By:  /s/ Ronald C. Hayes
     -------------------
Name:  Ronald C. Hayes
Title:  Assistant Vice President

Dixie Terminal Corporation
By:      /s/ James C. Kennedy
         --------------------
Name: James C. Kennedy
Title:  Secretary

American Premier Underwriters Inc.
By:    /s/ Karl J. Grafe
       -----------------
Name:    Karl J. Grafe
Title:  Assistant Secretary